UNITED STATES SECURITIES AND

EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 14, 2008

BIOPACK ENVIRONMENTAL SOLUTIONS INC.

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

0-29981

(Commission File Number)

91-2027724

(IRS Employer Identification No.)

Room 905, 9/F, Two Chinachem Exchange Square, 338 King’s Road, North Point, Hong Kong

(Address of principal executive offices and Zip Code)

+852.3586.1383

Registrant's telephone number, including area code

18/F Metroplaza Tower II, 223 Hing Fong Road, Kwai Chung, New Territories, Hong Kong

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On May 14, 2008, we entered into a subscription agreement with LAU Kin Chung (Gerald Lau), whereby we agreed to issue 2,837,884 shares of our common stock at a price of $0.14 per share to Mr. Lau in consideration of the debt owed by our company to Mr. Lau of $397,303.81.

On May 14, 2008, we entered into a subscription agreement with CHENG King Hung (King Cheng), whereby we agreed to issue 942,307 shares of our common stock at a price of $0.14 per share to Mr. Cheng in consideration of the debt owed by our company to Mr. Cheng of $131,923.08.

2

On May 14, 2008, we entered into a subscription agreement with CHAN Kam Fai (Edwin Chan), whereby we agreed to issue 520,146 shares of our common stock at a price of $0.14 per share to Mr. Chan in consideration of the debt owed by our company to Mr. Chan of $72,820.51.

On May 14, 2008, we entered into a subscription agreement with CHU Wei Ling Hilary (Hilary Chu), whereby we agreed to issue 457,875 shares of our common stock at a price of $0.14 per share to Ms. Chu in consideration of the debt owed by our company to Ms. Chu of $64,102.56.

Item 3.02	Unregistered Sales of Equity Securities.

On May 14, 2008, we sold an aggregate of 4,758,212 shares of our common stock to four investors at a price of $0.14 per share. Two of these investors are ex-directors of our company, one of these investors is a director of two of our subsidiaries and the fourth investor is our President and Chairman of our Board of Directors. In each case the purchase price for the shares was paid by way of satisfaction of debt owed by our company in the aggregate amount of $666,140. All four of these investors are not U.S. persons, none of these transactions occurred in the United States and, in selling these shares of our common stock we relied on the registration exemption provided by Regulation S, promulgated under the Securities Act of 1933, as amended.

Item 9.01	Financial Statements and Exhibits.
(d)	Exhibits
10.1	Form of Subscription Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOPACK ENVIRONMENTAL SOLUTIONS INC.

By: /s/ Gerald Lau

Gerald Lau
President and a Director
Dated: May 30, 2008

CW1867517.1